Exhibit 3.3

CLEARDAY, INC.

CERTIFICATE OF DESIGNATION OF

6.75% SERIES F CUMULATIVE CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Clearday, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) under the name Superconductor Technologies, Inc., in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to ten million (10,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1. “Definitions. For the purposes hereof, the following terms shall have the following meanings:

(a) “Business Day” means any day except any Saturday, any Sunday, any day which a federal legal holiday in the United States or on which banking institutions in the State of New York any day are authorized or required by law or other governmental action to close.

(b) “Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

(c) “Deemed Liquidation Event” means:

(i) the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than fifty percent (50%) of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

(ii) any consolidation or merger of the Corporation in which the Corporation is not the surviving entity, to the extent that (x) in connection therewith, the holders of Common Stock receive as consideration, whether in whole or in part, for such Common Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by holders of the Series F Preferred Stock with respect to liquidation or dividends or (y) the holders of the Series F Preferred Stock do not receive preferred stock of the surviving entity, or a Person that owns on the date of such consolidation or merger 100% of the surviving entity, with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series F Preferred Stock; or

(iii) the sale, lease, transfer or other disposition (but not a consolidation or merger described in clause (ii) of this definition), in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly -owned subsidiary of the Corporation.

(d) “Holder” means a holder of shares of Series F Preferred Stock.

(e) “Junior Securities” means the means, collectively, the Common Stock and any other class of securities hereafter authorized by the Corporation that is specifically designated as junior to the Series F Preferred Stock.

(f) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(g) “Requisite Holders” means Holders of more than fifty (50%) percent of the issued and outstanding shares of Series F Preferred Stock.

(h) “SEC” means the U.S. Securities and Exchange Commission.

(i) “Securities Exchange or Market” means a United States national securities exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934) as amended or any similar exchange located in Canada or any other jurisdiction that has an active trading market that is similar to a Trading Market) including without limitation, the Canadian Securities Exchange). The Toronto Stock Exchange or the TSX Venture Exchange.

(j) “Senior Securities” means any class or series of preferred stock of the Corporation hereafter authorized by the Corporation that is specifically designated as junior to the Series F Preferred Stock.

(k) “Series F Original Issue Date” of any share of Series F Preferred Stock means the date on which such share of the Series F Preferred Stock was issued.

(l) “Series F Original Issue Price” means $20.00 per share.

(m) “Series F Preferred Stock” means the Corporation’s Series F 6.750% Cumulative Convertible Preferred Stock) par value $0.001 per share.

(n) “Trading Day” means a day on which the principal Trading Market is open for business.

(o) “Trading Market” means any of the NYSE, the NYSE American, NASDAQ, the OTC Bulletin Board system, the OTCQX market or the OTCQB market operated by OTC Markets Group or any other market, which may include a Canadian market such as the Canadian Securities Exchange, The Toronto Stock Exchange or the TSX Venture Exchange, on which the Common Stock may be listed or quoted for trading on the date in question, including without limitation the OTC Pink Sheet market.

2. Designation. Amount and Par Value. The series of preferred stock shall be designated as 6.75% Series F Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”), and the number of shares so designated shall be 5,000,000. Each share of Series F Preferred Stock shall have a stated value equal to the Series F Original Issue Price.

3. Ranking. The Series F Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation) rank (a) senior to the Common Stock and any Junior Securities, (b) junior to any Senior Securities, and (c) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series F Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than the capital stock referred to in clause (c) (the “Parity Securities”).

4. Dividends.

(a) Dividends in General.

(i) Each Holder of Series F Preferred Stock shall be entitled to receive cumulative dividends on each share of Series F Preferred Stock held by such Holder at the rate of six and three quarters percent (6.75%) per annum of the Series F Original Issue Price (the “Total Dividend”) from the Series F Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable.

(ii) Dividends shall be computed in respect of the quarterly periods ending March 31, June 30, September 30 and December 31, or if any such date for payment is not a Business Day, on the Business Day next succeeding such day (each such date being a “Dividend Record Date”).

(iii) Dividends shall be paid on such Dividend Record Date or promptly thereafter on or prior to the day that is 15 days after each such Dividend Record Date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, each such payment date being a “Dividend Payment Date”); provided, that dividends shall continue to be accrued as of each Dividend Payment Date prior to such first payment date.

(iv) Dividends which have accrued as of any applicable date with respect to the Series F Preferred Stock and remain unpaid as of such date are referred to herein as “Accrued Dividends”.

(b) Payment of Dividends. The Corporation shall pay the dividends that accrue on each share of the Series F Preferred Stock commencing on the Series F Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable, at the option of Corporation in cash or by issuing shares of Series F Preferred Stock (“Dividend Shares”) as follows:

(i) Cash.

(1) The Corporation may provide a notice to the Holders of the Series F Preferred Stock as of the applicable Dividend Record Date that the Corporation will pay the dividend on account of the shares of Series F Preferred Stock for such quarterly period in cash. If such notice is timely provided to such Holders (as provided below), then such dividend shall be paid in cash. If such notice is not timely provided to such Holders (as provided below), then such dividend shall be payable in Dividend Shares, as provided below.

(2) Any such notice referred to in Section 4(b)(i)(1) of this Certificate of Designation, may, unless prohibited by applicable law, be made in the manner provided in Section 9(a) of this Certificate of Designation, or by a posting of such notice on the bylaws, a press release, by electronic means or any other manner described in the notice to the Holders of the Series F Preferred Stock in any proxy or information statement provided by the Corporation to its stockholders for its annual meeting.

(3) Any notice referred to in Section 4(b)(i)(l) of this Certificate of Designation, may be provided not earlier than 60 days nor later than 3 Business Days prior to the applicable Dividend Record Date.

(4) All dividends payable in cash hereunder shall be made in lawful money of the United States of America to each Holder in whose name the Series F Preferred Stock is registered as set forth on the books and records of the Corporation. Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation check or by credit to the account of such Holder through customary dividend payment processes, in each case, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law.

(ii) Stock Dividend Payments. The aggregate number of Dividend Shares issuable in connection with the payment by the Corporation for the payment of the dividend on the Series F Preferred Stock under this paragraph as of any Dividend Payment Date shall be equal to: (1) the aggregate Accrued Dividend as of such Divided Payment Date; (2) divided by the Series F Original Issue Price.

(c) Reservation of Series F Preferred Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Series F Preferred Stock for the sole purpose of issuance of Dividend Shares, not less than such aggregate number of Dividend Shares payable upon a Dividend Payment Date. The Corporation covenants that all Dividend Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(d) Additional Provisions. Except as otherwise permitted with the consent of the Requisite Holders:

(i) So long as any shares of Series F Preferred Stock are outstanding, except as described in the immediately following sentence and Section 5(b) of this Certificate of Designation, no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series F Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series F Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Securities shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series F Preferred Stock and such Parity Securities. In the event that any dividends payable on Parity Securities are paid in cash, such cash shall be paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series F Preferred Stock and such Parity Securities.

(ii) So long as any shares of Series F Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Securities) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Securities, nor shall any Parity Securities or Junior Securities be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case full cumulative dividends on all outstanding shares of Series F Preferred Stock and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series F Preferred Stock and all past dividend periods with respect to such Parity Shares.

(iii) Any dividend payment made on the Series F Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

5. Liquidation.

(a) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, unless the Holders, voting as a single class, at a meeting of such Holders elect that a transaction is not a Deemed Liquidation Event, the Holders then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Corporation available for distribution to its stockholders: (i) after payment, and subordinate to, the full payment then owed to the holders of Senior Securities then outstanding, if any; (ii) before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, and (iii) pari passu with the holders of shares of Parity Securities on a pro rata basis (as provided in Section 4 of this Certificate of Designation) in an amount per share equal to the Series F Original Issue Price, plus any unpaid Accrued Dividends. The Corporation shall provide written notice of any Liquidation Event or Deemed Liquidation event promptly to each Holder, and not less than fifteen (15) days prior to the payment date stated therein.

(b) Insufficient Assets. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders the full amount to which they shall be entitled under this Section 5 of this Certificate of Designation, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

6. Voting Rights.

(a) General Voting Rights. Subject to the provisions of Section 6 of this Certificate of Designation, including without limitation Section 6(c) of this Certificate of Designation, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series F Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter (subject to the conversion limitations hereunder) and shall be entitled to notice of any stockholders’ meeting. Subject to the provisions of Section 6 of this Certificate of Designation, except as provided by law or by the other provisions of this Certificate of Designation, the Holders shall vote together with the holders of shares of Common Stock and all other securities of the Corporation with the right to vote at any meeting of the stockholders of the Corporation, on an as converted basis, as a single class.

(b) Other Voting Rights.

(i) Except as provided by law or by the other provisions of this Certificate of Designation, the Holders shall not have any other voting rights.

(ii) For as long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Requisite Holders, take any of the following actions:

(1) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock or alter or amend this Certificate of Designation or the certificate of incorporation, bylaws or any similar document of the Corporation, in any such case, in a manner that is adverse to the Holders of the Series F Preferred Stock other than for an amendment approved by the stockholders of the Corporation (even if such amendment is adverse to the Holders of the Series F Preferred Stock) that is not disproportionately adverse to rights of the Holders of the Series F Preferred Stock;

(2) pay any divided on account to any of the capital stock of the Corporation, other than on account of any Senior Securities, for any period during which the Accrued Dividend of the Series F Preferred Stock has not been paid past the date such payment was required to be made;

(3) during the period that the Accrued Dividend of the Series F Preferred Stock has not been paid past the date such payment was required to be made, redeem any shares of the Corporation’s capital stock, other than: (x) shares of any Senior Securities or (y) Common Stock pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the Corporation’s Board of Directors;

(4) enter into any agreement with respect to any of the foregoing; or

(5) enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder.

(c) LIMITATION ON VOTING RIGHTS. Notwithstanding the provisions of this Certificate of Designation to the contrary, no Holder shall be able to vote, in such Holder’s capacity as a Holder of Series F Preferred Stock, and the rights under the Series F Preferred Stock shall not have, any right to vote on any of the following matters, except to the extent that any such voting right is required under the General Corporation Law of the State of Delaware:

(i) [reserved];

(ii) Any subdivision or combination its outstanding shares of Common Stock, including by any stock split or stock dividend of Common Stock, which would cause a change in the Conversion Rate under Section 8(b)(i) of this Certificate of Designation.

7. Redeemed or Otherwise Acquired Shares.

(a) Any shares of Series F Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be held by the Corporation as treasury stock that may be reissued, sold or transferred in the discretion of the Board or, by resolution of the Board, be cancelled and retired. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series F Preferred Stock following redemption.

(b) The Corporation shall be permitted to issue shares of Series F Preferred Stock in exchange of shares of Common Stock that would be issued in accordance with Section 8(c) of this Certificate of Designation on such terms as determined by the Board.

8. Conversion Rights.

(a) Definitions. For the purposes of this Section 8 of this Certificate of Designation, the following terms shall have the following meanings:

(i) “Conversion Date” has the meaning set forth in Section 8(c) of this Certificate of Designation.

(ii) “Conversion Rate” means the number of shares of Common Stock equal to 2.384656 shares for each share of Series F Preferred Stock, as adjusted as provided in Section 8(b) of this Certificate of Designation.

(iii) “DTC” means The Depository Trust Corporation or any successor entity.

(iv) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v) “Initial Conversion Date” means that date that is 180 days after the date that the Common Stock of the Corporation is registered under the or the Corporation is subject to the reporting requirements of the (the “Exchange Act”), or if either such day is not a Business Day, then on immediately following Business Day.

(vi) “Permitted Conversion Amount” means a cumulative aggregate number of shares of Common Stock equal to: (A) 15% of the shares represented by the share of Series F Preferred Stock, which calculation is made each 90 day period from and after the Initial Conversion Date, less (B) the number of shares of Common Stock that have been issued upon conversion of such share of Series F Preferred Stock under Section 8(c) of this Certificate of Designation, as adjusted as provided in Section 8(b) of this Certificate of Designation.

(vii) “Securities Act” means the Securities Act of 1933, as amended.

(b) Fundamental Transactions. The Conversion Ratio set forth above shall be appropriate adjusted for any of the following transactions as provided in this Section 8(b) of this Certificate of Designation.

(i) Stock Splits and Combinations. If the Corporation shall at any time subdivide or combine its outstanding shares of Common Stock, including by any stock split or stock dividend of Common Stock, then the Conversion Ratio shall, after that subdivision or combination, evidence the right to purchase the number of shares of Common Stock that would have been issuable as a result of that change with respect to the shares of Common Stock which were issuable upon conversion of the Series F Preferred Stock immediately before that subdivision or combination. Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Reclassification, Exchange and Substitution. If the Common Stock issuable upon the conversion of the Series F Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the shares of Common Stock that will be issued upon any such conversion of the Series F Preferred Stock shall be equal to that number of shares of Common Stock that would have been issued if the shares of Series F Preferred Stock were converted immediately prior to such transaction and such Holder also then received such other shares as a result of such transaction.

(iii) Reorganizations, Mergers, Consolidations Or Sale Of Assets. If at any time there shall be a capital reorganization of the Corporation’s Common Stock (other than a combination, reclassification, exchange, or subdivision of shares provided for elsewhere above) or merger or consolidation of the Corporation with or into another entity, or the sale of the Corporation’s properties and assets as, or substantially as, an entirety to any other person or entity, then, as a part of such reorganization, merger, consolidation or sale, lawful provision shall be made so that the Holder of the Series F Preferred Stock shall thereafter be entitled to receive upon conversion of the Series F Preferred Stock, the number of shares of Common Stock or other securities or property of the Corporation, or of the successor entity resulting from such merger or consolidation, to which a Holder of the Common Stock deliverable upon the conversion of the Series F Preferred Stock would have been entitled in such capital reorganization, merger, or consolidation or sale if the Series F Preferred Stock had been converted immediately before that capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment (as determined in good faith by the Corporation’s Board of Directors) shall be made in the application of the provisions of this Certificate of Designation with respect to the rights and interests of the Holder of the Series F Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Certificate of Designation shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of the Series F Preferred Stock.

(c) Automatic Conversion. The shares of the Series F Preferred Stock shall be converted into shares of Common Stock of the Corporation on the date (an “Automatic Conversion Date”) as follows:

(i) [reserved]

(ii) The Corporation may, in its discretion, cause the conversion of any or all of the shares of Series F Preferred Stock, without any action on the part of Holders, into shares of Common Stock at the applicable Conversion Rate, as follows:

(1) on the date that the shares of Common Stock of the Corporation are listed on a Securities Exchange or Market, if the Corporation so elects on or prior to the date of such listing or any date that is not more than 30 days after the date of such listing; or

(2) the closing date of an underwritten public offering of the Common Stock providing aggregate gross proceeds to the Corporation equal to, or in excess of, $5,000,000.

(iii) The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series F Preferred Stock pursuant to Section 8(c) of this Certificate of Designation. Instead the Corporation shall at its option either (1) pay the cash value of such fractional shares based upon: (x) the closing bid price (“Closing Sale Price”) of its Common Stock on the Trading Day immediately prior to the Automatic Conversion Date; or (y) in the event of an Automatic Conversion Date occurring based on the event described in Section 8(c)(ii)(2) of this Certificate of Designation, the price per share in such public offering; or (2) round up the factional shares to the next whole number.

(iv) As promptly as practicable after the Automatic Conversion Date, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued) fully paid and non-assessable shares of Common Stock to which the holders of shares of such Series F Preferred Stock shall be entitled. This conversion shall be deemed to have been made at the close of business on the Automatic Conversion Date so that the rights of the Holder as to the shares of Series F Preferred Stock shall cease except for the right to receive the conversion value, and) if applicable) the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

(d) Conversion at Holder’s Option.

(i) From and after the Initial Conversion Date, subject to the provisions of Section 8(e) of this Certificate of Designation, each of the Holders, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of Series F Preferred Stock into Common Stock, up to the then Permitted Conversion Amount, at the then applicable Conversion Rate; provided, that unless such Holder is converted all of such Holder’s Series F Preferred Stock) the number of shares of Common Stock to be issued upon such conversion as set forth by the Holder in the applicable Conversion Notice shall not provide for any fractional shares of Common Stock.

(ii) The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series F Preferred Stock. Instead, the Corporation shall at its option either (1) pay the cash value of such fractional shares based upon the Closing Sale Price of its Common Stock on the Trading Day immediately prior to the date on which the certificate or certificates representing the shares of Series F Preferred Stock to be converted are surrendered accompanied by a written notice of conversion and any required transfer taxes (the “Voluntary Conversion Date”, and together with the Automatic Conversion Date, a “Conversion Date”); or (2) round up the factional shares to the next whole number

(iii) Holders’ Conversion Procedures.

(1) Holders may convert some or all of their shares of Series F Preferred Stock by surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series F Preferred Stock to be converted, accompanied by a written notice stating that the Holder elects to convert (a “Conversion Notice”) all or a specified whole number of those shares in accordance with the provisions described in this Section 8(d) of this Certificate of Designation and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Common Stock to be issued. If the notice specifies a name or names other than the name of the Holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series F Preferred Stock. The date on which the Corporation has received all of the surrendered certificate or certificates, the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, shall be deemed the Conversion Date with respect to a share of Series F Preferred Stock. As promptly as practicable after the Conversion Date with respect to any shares of Series F Preferred Stock, the Corporation shall deliver or cause to be delivered (A) certificates representing the number of validly issued, fully paid and non -assessable shares of Common Stock to which the holders of shares of such Series F Preferred Stock, or the transferee of the holder of such shares of Series F Preferred Stock, shall be entitled and (B) if less than the full number of shares of Series F Preferred Stock represented by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted. This conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the Holder as to the shares being converted shall cease except for the right to receive the conversion value, and, if applicable, the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

(2) In lieu of the foregoing procedures, if the Series F Preferred Stock is held in global certificate form, the Holder must comply with the procedures of DTC to convert its beneficial interest in respect of the Series F Preferred Stock represented by a global stock certificate of the Series F Preferred Stock.

(3) If more than one share of Series F Preferred Stock is surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of Series F Preferred Stock shall be computed on the basis of the total number of shares of Series F Preferred Stock so surrendered.

(e) Limitation of the Number of Shares issued upon conversion of the Series F Preferred Stock

(i) Notwithstanding anything herein to the contrary, a Holder may not convert such Holder’s outstanding shares of Series F Preferred Stock into Common Stock if such conversion would cause such Holder (or any other Person that is an affiliate, within the meaning of the Securities Act, of such Holder) to beneficially own more than 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) (the “Maximum Percentage”). For the avoidance of doubt, except as otherwise provided herein in connection with a transaction described in Section 8(b) of this Certificate of Designation (a “Fundamental Transaction”), shares of the Series F Preferred Stock may not be converted in whole or in part if the Holder’s Beneficial Ownership (as calculated herein) exceeds the Maximum Percentage prior to such conversion.

(ii) For such purposes, “Beneficial Ownership” shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iii) This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction or under Section 8(c)(ii) of this Certificate of Designation. Accordingly, there shall not be any such limitation of the shares of Common Stock that would be issued to a Holder upon any conversion that is at the election of the Corporation under Section 8(c)(ii) of this Certificate of Designation.

(iv) This restriction may not be waived except by the Holder providing a notice to the Corporation as provided herein.

(v) For any reason at any time, upon the written or oral request of the Holder, the Corporation shall promptly confirm in writing (which may be by electronic mail) to the Holder the number of shares of Common Stock then outstanding.

(vi) To the extent that the limitation contained in this Section S(e) of this Certificate of Designation applies, the determination of whether Series F Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and of which a portion of any shares of Series F Preferred Stock that may be converted shall be in the sole discretion of a Holder, and the submission of a notice of conversion shall be deemed to be each Holder’s determination of whether the shares of Series F Preferred Stock may be converted, in whole or in part (in relation to other securities owned by such Holder together with any Affiliates) and of which portion of the shares of Series F Preferred Stock then held by such Holder are convertible, in each case subject to such aggregate percentage limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination other than its obligation, upon the Holder’s request, confirm in writing to the Holder the number of shares of Common Stock then outstanding.

(vii) Notwithstanding any provision of this Section 8(e) of this Certificate of Designation to the contrary, the limitations on the conversion of the Series F Preferred Stock under this Section 8(e) of this Certificate of Designation shall not be applicable from and after the date that is 61 days after the date that the Holder provides written notice to the Corporation that the Holder elects to have Beneficial Ownership of the Corporation’s Common Stock in excess of the Maximum Percentage, in which case such Holder shall have the right to convert any or all shares of Series F Preferred Stock of such Holder without the limitations of this Section 8(e) of this Certificate of Designation; provided, that the limitations of this Section 8(e) of this Certificate of Designation shall again be applicable to any assignee of such shares of Series F Preferred Stock (that were held by the Holder the date such notice is delivered to the Corporation) until 61 days after such assignee provides such notice to the Corporation.

(f) Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights out of the Corporation’s authorized but unissued shares of capital stock, for issuance upon the conversion of shares of Series F Preferred Stock, a number of the Corporation’s authorized but unissued shares of Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series F Preferred Stock.

(g) Compliance with Laws; Validity, etc., of Common Stock. Before the delivery of any securities upon conversion of shares of Series F Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations. All shares of Common Stock delivered upon conversion of shares of Series F Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges, not subject to any preemptive rights and without restriction (whether under Rule 144 or otherwise).

(h) Payment of Dividends Upon Conversion.

(i) Upon the conversion of any shares of Series F Preferred Stock, such Series F Preferred Stock shall cease to cumulate dividends as of the end of the Conversion Date, and the Holder shall not receive any payment in an amount equal to accrued and unpaid dividends on the shares of Series F Preferred Stock, except in those limited circumstances discussed below in this Section 8(h) of this Certificate of Designation. Except as provided below in this Section 8(h) of this Certificate of Designation, the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series F Preferred Stock that have been converted.

(ii) If a Conversion Date occurs before the close of business on a Dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend payable on such shares of converted stock on the corresponding Dividend Payment Date.

(iii) If a Conversion Date occurs after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder on the Dividend Record Date will receive on that Dividend Payment Date accrued dividends on those shares of Series F Preferred Stock, notwithstanding the conversion of those shares of Series F Preferred Stock prior to that Dividend Payment Date.

(i) Effect of Business Combinations. In the case of the following events (each a “business combination”):

(i) any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination);

(ii) a consolidation, merger or combination involving the Corporation;

(iii) a sale, conveyance or lease to another corporation of all or

(iv) substantially all of the Corporation’s property and assets (other than to one or more of the Corporation’s subsidiaries); or

(v) a statutory share exchange,

in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, a Holder shall be entitled thereafter to convert such shares of Series F Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Holder would have owned or been entitled to receive upon such business combination as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of Series F Preferred Stock held by such Holder. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such business combination, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Series F Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two business days prior to the anticipated effective date of the business combination.

The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the Holders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the Corporation’s transfer agent. If the effective date of a business combination is delayed beyond the initially anticipated effective date, the Holders shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The Corporation may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a Holder to convert such Holder’s shares of Series F Preferred Stock into shares of Common Stock prior to the effective date of such business combination.

9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail, addressed to the Corporation, at the principal address of the Corporation or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9(a) of this Certificate of Designation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section of this Certificate of Designation prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section of this Certificate of Designation on a day that is not a Trading Day or later than 5:30p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series F Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Series F Preferred Stock Certificate. If a Holder’s Series F Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series F Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

(d) Amendments; Waiver. This Certificate of Designation maybe amended or any provision of this Certificate of Designation may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by the undersigned on this 10th day of September, 2021.

Clearday, Inc.

By:	/s/ BJ Parrish
Name:	B.J. Parrish
Title:	Executive Vice President and Chief Operating Officer